EXHIBIT 3



                             SUBSCRIPTION AGREEMENT
Camelot Corporation
Dallas, TX 75248

Gentlemen;

Daniel Wettreich ("Wettreich") hereby tenders this subscription to you and applies for the purchase of 43,000,000 common shares ("Shares") of Camelot Corporation ("Company") for a total price of $28,752, and hereby agrees to pay for such Shares in accordance with the terms of this Subscription Agreement (the "Agreement").

Wettreich understands:

          (i) that closing of this Agreement shall be with the execution hereof by Wettreich, at which time payment, in the terms stated below, by Wettreich for said shares subscribed is to be paid to Company;

          (ii) that in the event this Agreement is rejected by the Company, the payment made by Wettreich shall be returned to Wettreich with the notice of such rejection;

          (iii) that in the event this Agreement has not been accepted, the payment made by Wettreich will promptly be returned by the Company to Wettreich without interest and without further obligation; (iv) that an investment in the Company is not liquid, not easily transferable or disposed of, and Wettreich acknowledges that Wettreich has no need for liquidity in this investment.

Wettreich hereby represents and warrants to you as follows:

     1. The Company, has made all documents pertaining to this investment available to Wettreich and, if Wettreich so requested to Wettreich's attorney, accountant and/or investment representative(s). Wettreich acknowledges that all information made available to Wettreich in connection with Wettreich's analysis and purchase of the Shares is, and shall remain, confidential in all respects and may not be reproduced, distributed or used for any other purpose without the prior written consent of the Company (except for any publicly filed documents).


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     2. Wettreich has had access to the extent it deems necessary to the books and records of the Company sufficient to permit it to evaluate the business of the Company and thereby evaluate the merits and risks associated with the purchase of the Company's Shares herein described.

     3. Wettreich has had the opportunity to obtain information, about the Company to as Wettreich deemed necessary to verify the accuracy of the information referred to hereinabove.

     4. Wettreich was not solicited by any form of general solicitation or general advertising, including, but not limited to the following:

          (a) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; and

          (b) any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

     5. Wettreich will not transfer or assign this subscription or any interest therein and agrees that if this subscription is accepted by the Company, the assignment and transferability of the Shares purchased by Wettreich will be governed by the Agreement and all applicable laws.

Wettreich acknowledges and is aware of the following:

     6. This subscription may be accepted or rejected, in whole or in part, by the Company in its sole and absolute discretion.

     7. The Company has made no assurances whatsoever as to the value of the Shares nor has the Company or any other officer or director of the Company made any representations or promises to Wettreich regarding any potential appreciation in value of the Shares. Wettreich has significant knowledge and experience in business and financial matters and has the ability to evaluate the risks of this speculative investment;

     9. Wettreich understands that it is acquiring unregistered Shares of the Company and Wettreich will only resell said Shares in full compliance with appropriate laws,

     10. Wettreich has been advised to consult with his own attorney regarding Legal matters concerning the Corpomdon and to consult with its tax advisor regarding the tax consequences of acquiring the Shares


     11. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. The Company is not default or violation of any material terms or provision of its Certificate of Incorporation, as amended, or By-Laws nor will the consummation of the transaction contemplated by this Agreement result in any such default or violation. The Corporation has all requisite corporate power and authority to enter into this Agreement to sell the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement. This Agreement is a valid and binding obligation of the Corporation, enforceable in accordance with its terms.

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     12.The Shares hereby subscribed will b acquired for Wettreich's own account and not for resale or distribution

     15.Wettreich agrees to pay for the Shares, and the Corporation agrees to accept payment for the Shares, by the cancellation of that certain indebtedness in the amount of $28,752 owed to Wettreich by the Corporation, and Wettreich hereby agrees that the issuance of the Shares is in full and final settlement of the $28,752 indebtedness.



WHEREFORE, IN CONSIDERATION of the foregoing covenants and representations, Wettreich hereby submit this subscription for the above-referenced number of shares for the Company's consideration:



Executed as of November 28,2006
                                                 DANIEL WETTREICH


                                                 /s/ Daniel Wettreich
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Terms accepted as of November 28,2006


                                                CAMELOT CORPORATION


                                                  /s/ Daniel Wettreich
                                                ---------------------------
                                                Daniel Wettreich, President